Exhibit 99

Friends and shareholders:

Attached please find this morning's press release announcing the appointment of Mr. J. David Rogers as VirTra Systems' full-time chief financial officer.

With nearly 30 years of experience in accounting, corporate finance, investment banking, and securities, David's breadth and depth of experience has already benefited our organization since coming on part-time last year, and it is my pleasure to share with you today that he is now our full-time chief financial officer.

We have had numerous projects that he has proved indispensable in handling. With the increasing complexity of our finances, stock issues, SEC filings and compliance, corporate streamlining, and cash flow forecasting, etc., someone of David's caliber has become not just desirable, but necessary.

I would also like to take this opportunity to update you on our progress.  Even though it has been "quiet" over the past thirty days or so, the activity behind the scenes has been anything but.

First, and in my opinion most important, we are building product and getting it out the door.  Late December and January saw us begin to build our more than $2.5 million in orders from last Fall, and we are moving the first wave of product out the door with several projects already being installed, in transit, and/or delivered and pending installation.  We will announce each project as it comes successfully online.

Second, we have tentatively reached an agreement regarding the lawsuit with Jones & Cannon, and I am happy to report that in addition to negotiating what we feel to be a fair settlement, Kelly Jones has agreed to provide consultation services for us with specific initiatives to further move our company forward.  We are very happy to have come to this preliminary agreement, and I believe this settlement will be in the best interest of this company and our shareholders.

Third, we have made progress with the IRS, through the assistance of our tax counsel, and they have released to us funds previously withheld from a government customer. Although I would not say we are "out of the woods" just yet, all signs from them indicate a willingness to give us the time to get caught up.  This is extremely good news for the company.

Finally, back in late January we filed an SB2 with the SEC to register shares for Dutchess.  We have heard back from the SEC; however, I do not know if they will require modification just yet, but this is the normal course of business with these filings, and I do not expect further Dutchess' penalties to be levied as a result. I expect to hear more in the coming days.

All of this progress is very good news for the company indeed as it allows us to focus on our primary objective, to build our orders, satisfy our growing customer base, and generate more orders.  Incidentally, Q1 of 2006 was a very quiet and slow time for the company, maybe the slowest in our history.  I am pleased to report that this quarter, in addition to the order by Southwest Georgia Technical College, we currently have strong sales pending that we expect to receive this quarter.  Of course, I never "count the chickens before they're hatched" as these are not paper purchase orders -- just yet; but, the increase in sales activity between this year and this same time last year is very encouraging to me, and is why I felt compelled to share it with you now.

With your continued support, I full well intend to continue moving our company forward.

These are simply my personal comments, and should not be relied upon in your investment decisions. I strongly urge you to conduct your own due diligence with regard to any investment in

VirTra Systems. I respectfully refer you to VirTra Systems' filings with the United States Securities and Exchange Commission.

--Major General Perry V. Dalby (USA-Retired)